As filed with the Securities and Exchange Commission on July 29, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CRITEO S.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

5 Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg (Address of Principal Executive Offices)	L-1616 (Zip Code)
Amended 2016 Stock Option Plan
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan
Amended and Restated 2015 Time-Based Restricted Stock Units Plan
(Full title of the plans)
National Registered Agents, Inc.
160 Greentree Dr., Suite 101
Dover, DE 19904
(Name and address of agent for service)
(302) 674-4089
(Telephone number, including area code, of agent for service)
Copies to:

Sinead M. Kelly	Frédéric Franckx	Ryan Damon Chief Legal and Transformation Officer

Baker & McKenzie LLP	Loyens & Loeff Luxembourg SARL	Criteo S.A.
101 California Street, Suite 4100	18-20 rue Edward Steichen	5 Place de la Gare,
San Francisco, CA 94111-6107	L-2540, Luxembourg, Grand Duchy of Luxembourg	L-1616 Luxembourg, Grand Duchy of Luxembourg
Tel: (415) 576-3000	Tel: +352 4662 30	Tel: +352 27866850
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Criteo S.A. (the “Registrant”) for the purpose of registering an additional 7,000,000 Ordinary Shares, and options and rights to acquire such Ordinary Shares of Criteo S.A. reserved for issuance or delivery under the Registrant’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan and Amended and Restated 2015 Time-Based Restricted Stock Units Plan (collectively, the “Plans”). Shares subject to the Plans may consist of authorized but unissued shares, treasury shares or shares purchased in the open market.
PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The information required by Item 1 is included in documents sent, given or made available by the Registrant to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2.    Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent, given or made available by the Registrant to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026 and Form 10-K/A, filed with the Commission on April 28, 2026;
(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 6, 2026;
(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on July 29, 2026, June 29, 2026, April 28, 2026, February 27, 2026, February 13, 2026, and January 7, 2026 (excluding information furnished pursuant to Item 2.02 or Item 7.01);
(d)    The Registrant’s Definitive Proxy Statement filed with the Commission on May 8, 2026 (but only with respect to information required by Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025); and
(e)    The Registrant’s description of its Ordinary Shares, incorporated by reference to the “Description of Lux Criteo Shares” contained in the Registrant’s Proxy Statement / Prospectus, filed with the Commission on January 22, 2026.
All other reports and documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is validly organized and existing under the laws of the Grand Duchy of Luxembourg.
The potential liability of directors in a Luxembourg public limited liability company (société anonyme) is governed by the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law’’), the Luxembourg Civil Code and the Luxembourg Criminal Code. Amongst other provisions dealing with directors’ liability, the Luxembourg Company Law provides that the directors, the members of the management committee and the directeur général (chief executive officer) of a company shall be liable to the company in accordance with the general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The Luxembourg Company Law further provides that the directors shall be jointly and severally liable both towards the company and any third parties for damages resulting from the violation of the Luxembourg Company Law or the articles of association of the Registrant (the “Articles”). The directors and the members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided that no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting, and as regards members of the management committee, during the first meeting of the board of directors after they acquired knowledge thereof.
In addition to the above, each director is individually and personally liable to the company or third parties under the general principles of tort under the Luxembourg Civil Code.
The Articles provide inter alia that, subject to the exceptions and limitations set out in the Articles and/or any other relevant indemnification arrangement, every person who is a director of the Registrant, including the chairperson of the board of directors, the directeur général (chief executive officer) or any member of a management committee to whom the board of directors has delegated management powers, as well as any executive officer to whom day-to-day management powers have been delegated by the board of directors, or any executive officer who is not a director, employed by the Registrant to whom the board of directors in its discretion has extended indemnification arrangements (an “Officer” and collectively with a director of the Registrant, the “Beneficiary”), shall be indemnified by the Registrant to the fullest extent permitted by applicable laws against any losses incurred by the Beneficiary for any damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval shall not be unreasonably withheld), including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, the Losses) if the Beneficiary is or was or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim, demand, action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, whether formal or informal, or any inquiry or investigation, whether made, instituted or conducted by the Registrant or any other party, including without limitation any foreign, federal, state or other governmental entity by reason of (or arising in part out of) any event or occurrence related to the fact that the Beneficiary is or was a director or Officer of the Registrant, or any subsidiary of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Beneficiary while serving in such capacity (collectively, “Indemnifiable Claim”).
Under the Articles, no indemnification shall be provided to any Beneficiary with respect to the following Claims (for the purposes of this paragraph, a “Claim” means any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to foreign federal, state or other law; and any inquiry or investigation, whether made, instituted or conducted by the Registrant or any other party, including without limitation any foreign, federal, state or other governmental entity, that Beneficiary determines might lead to the institution of any such claim, demand, action, suit or proceeding): (i) any Claim made by the Registrant or by a shareholder or any other person on behalf of the Registrant (derivative action); (ii) any Claim relating to remuneration paid to the Beneficiary, if it shall be determined that such remuneration was not due; (iii) any Claim for which a judgment is rendered against the Beneficiary for an accounting of profits made from the purchase or sale of, or the procurement to purchase or sell, securities of the Registrant pursuant to insider trading laws or regulations; (iv) any Claim which is based on the Beneficiary's failure to act in good faith and in a manner consistent with the corporate interest of the Registrant (interêt social), willful or gross misconduct or on a fraud or a fraudulent misrepresentation, intentional or fraudulent (or deemed to be so) misconduct, whether the Beneficiary has acted alone or as an accomplice if it should be finally determined that the Beneficiary is guilty of such misconduct; (v) any Claim which is based on the Beneficiary’s fault committed outside the scope of his/her duties (faute détachable); or (vi) any Claim which is based on the Beneficiary’s criminal actions where the Beneficiary has been finally found guilty for such criminal action.
Under the Articles, the Registrant may, to the fullest extent permitted by law, purchase and maintain one or more director and officer insurance policies (“D&O Insurance Policy”), providing D&O insurance coverage to the Beneficiary to the fullest extent permitted by applicable laws and regulations providing for indemnification of the Beneficiary against Expenses and any and all Losses in connection with an Indemnifiable Claim. The terms of the D&O Insurance Policy shall determine whether insurance coverage is available to the Beneficiary in connection with any Indemnifiable Claim, and that any limitations, restrictions or exclusions contained in the D&O Insurance Policy that are not mandated by applicable law shall not relieve the Registrant of its obligation to provide indemnification to the Beneficiary for Losses and Expenses in each case with respect to Indemnifiable Claims to the fullest extent permitted by applicable laws and regulations.
The Registrant intends to maintain the D&O Insurance Policy in place on the date of this Form S-8.
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits are filed herewith:

Exhibit No.	Description

4.1
Articles of Association of the Registrant (as of July 29, 2026) (English translation) (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K12B, filed with the Commission on July 29, 2026).

5.1*	Opinion of Loyens & Loeff Luxembourg SARL.

23.1*	Consent of Deloitte & Associés, Independent Registered Public Accounting Firm.

23.2*	Consent of Loyens & Loeff Luxembourg SARL (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).

99.1
Amended 2016 Stock Option Plan (including forms of Stock Option Grant Agreement and Exercise Notice) (English translation) (incorporated by reference from Appendix A-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

99.2
Amended and Restated 2015 Time-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix B-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

99.3
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix C-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

107*	Filing Fee Table
* Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, Grand Duchy of Luxembourg on July 29, 2026.

CRITEO S.A.

By:	/s/ Michael Komasinski
Michael Komasinski,
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael Komasinski, Sarah Glickman and Ryan Damon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2026.

Signature	Capacity	Date

/s/Michael Komasinski	Chief Executive Officer and Director	July 29, 2026
Michael Komasinski,	(Principal Executive Officer)

/s/ Sarah Glickman	Chief Financial Officer	July 29, 2026
Sarah Glickman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nathalie Balla	Director	July 29, 2026
Nathalie Balla

/s/ Stefanie Jay	Director	July 29, 2026
Stefanie Jay

/s/ Frederik van der Kooi	Director	July 29, 2026
Frederik van der Kooi

/s/ Marie Lalleman	Director	July 29, 2026
Marie Lalleman

/s/ Edmond Mesrobian	Director	July 29, 2026
Edmond Mesrobian

/s/ Rachel Picard	Director	July 29, 2026
Rachel Picard

/s/ Ernst Teunissen	Director	July 29, 2026
Ernst Teunissen

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Criteo S.A. in Luxembourg, Grand Duchy of Luxembourg, on July 29, 2026.

CRITEO S.A.

By:	/s/ Michael Komasinski
Michael Komasinski,
Chief Executive Officer